Exhibit 99.1
VERIFONE ANNOUNCES APPOINTMENT OF ROBERT DYKES AS
CHIEF FINANCIAL OFFICER
     San Jose, CA — September 2, 2008 — VeriFone Holdings, Inc. (NYSE: PAY) today announced that its Board of Directors had appointed Robert Dykes to serve as Senior Vice President, effectively immediately. Mr. Dykes will also become Chief Financial Officer immediately following the filing of VeriFone’s Quarterly Report on Form 10-Q for the third fiscal quarter ended July 31, 2008. Mr. Dykes will succeed Clinton Knowles, who has been serving as Interim Chief Financial Officer.
     From 2007 until joining VeriFone, Mr. Dykes has been Chairman and CEO of NebuAd Inc., a provider of targeted online advertising networks. From 2005 to 2007, Mr. Dykes was Executive Vice President, Business Operations and Chief Financial Officer of Juniper Networks, Inc., a provider of network infrastructure. From 1997 to 2004, Mr. Dykes was Chief Financial Officer and President, Systems Group, of Flextronics International Ltd., a provider of design and electronics manufacturing services. Mr. Dykes was formerly Executive Vice President, Worldwide Operations and Chief Financial Officer of Symantec Corporation.
     Douglas G. Bergeron, Chief Executive Officer of VeriFone said: “Bob Dykes brings to the CFO role 30 years of financial and operational management experience in public and private companies and an established reputation in building world-class organizations. His deep knowledge and experience with complex international supply chains will greatly benefit our company. We look forward to his leadership and contributions to VeriFone’s continued growth and stability.”
About VeriFone Holdings, Inc. (www.verifone.com)
VeriFone Holdings, Inc. (“VeriFone”) (NYSE: PAY) is the global leader in secure electronic payment solutions. VeriFone provides expertise, solutions and services that add value to the point of sale with merchant-operated, consumer-facing and self-service payment systems for the financial, retail, hospitality, petroleum, government and healthcare vertical markets. VeriFone solutions are designed to meet the needs of merchants, processors and acquirers in developed and emerging economies worldwide.